SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. 2)(1)



                        EMMIS BROADCASTING CORPORATION
                               (Name of Issuer)


                     Class A Common Stock, $0.01 par value
                        (Title of Class of Securities)

                                   291525103

                                (CUSIP Number)




------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



______________________________             ________________________________
|                            |             |                              |
|CUSIP No.291525103          |    13G      | Page   2    of   9    Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Group Inc.                                          |
|    | 13-2838811                                                         |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 416,656                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 416,656                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 416,656                                                            |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 4.97%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.291525103          |    13G      | Page   3    of    9  Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley LEF I, Inc.                                         |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.291525103          |    13G      | Page   4    of    9  Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Leveraged Equity Fund, L.P.                         |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 0                                             |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 0                                             |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



Item 1(a).  Name of Issuer.

                 Emmis Broadcasting Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices.

                 950 North Meridan Street
                 Suite 1200
                 Indianapolis, IN 46204


Item 2(a).  Name of Person Filing.

                 Morgan Stanley Group Inc. ("Morgan Stanley")

                 Morgan Stanley LEF I, Inc.
                 ("MSLEF I")

                 Morgan Stanley Leveraged Equity Fund, L.P.
                 ("Fund")

Item 2(b).  Address of Principal Business Office or, if
                 None, Residence.

               The address of the principal business and principal office of MSLEF I and Fund is 1221 Avenue of the Americas, New York, New York 10020. The address of the principal business and principal office of Morgan Stanley is 1585 Broadway, New York, New York 10036.

Item 2(c).  Citizenship.

               The citizenship of each of Fund, MSLEF I and Morgan Stanley is Delaware.

Item 2(d).  Title of Class of Securities.

               This Statement relates to the Company's Class A Common Stock, $.01 par value per share.


Item 2(e).  CUSIP Number.

               291525103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A
                _
         (a)   |_|   Broker or dealer registered under Section 15
                     of the Act,
                _
         (b)   |_|   Bank as defined in Section 3(a)(6) of the
                     Act,
                _
         (c)   |_|   Insurance Company as defined in Section
                     3(a)(19) of the Act,
                _
         (d)   |_|   Investment Company registered under Section
                     8 of the Investment Company Act,
                _
         (e)   |_|   Investment Adviser registered under Section
                     203 of the Investment Advisers Act of 1940,
                _
         (f)   |_|   Employee Benefit Plan, Pension Fund which is
                     subject to the provisions of the Employee
                     Retirement Income Security Act of 1974 or
                     Endowment Fund; see Section  240.13d-1(b)(1)(ii)(F),
                _
         (g)   |_|   Parent Holding Company, in accordance with
                     Section  240.13d-1(b)(1)(ii)(G) (Note: See Item 7),
                _
         (h)   |_|   Group, in accordance with Section  240.13d-
                     1(b)(1)(ii)(H).

Item 4. Ownership. (a) Amount Beneficially Owned: Fund may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1996. MSLEF I may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1996. Morgan Stanley & Co. Incorporated ("MS & Co.") may be deemed to own beneficially 36,012 shares of Common Stock as of December 31, 1996. As described below, Morgan Stanley may be deemed to own beneficially 416,656 shares of Common Stock as of December
               31, 1996.

               Morgan Stanley, as the sole shareholder of MS & Co., has the power to control the actions of MS & Co. Accordingly, Morgan Stanley may be deemed to own beneficially the 36,012 shares of Common Stock owned by MS & Co., as well as the 380,644 shares owned by Morgan Stanley.



               (b)   Percent of Class:(2)

               Morgan Stanley                       4.97%
               MSLEF I                              0.00%
               Fund                                 0.00%

------------
     (2) Based on the 8,376,991 shares of Common Stock reported to be outstanding in the report on Form 10-Q filed for the quarter ended November 30, 1996 by Issuer.

               (c)  Deemed Voting Power and Disposition Power:

                        (i)         (ii)             (iii)           (iv)
                      Deemed       Deemed           Deemed         Deemed
                      to have      to have          to have        to have
                      Sole Power   Shared Power     Sole Power  Shared Power
                      to Vote      to Vote          to Dispose     to Dispose
                      or to        or to            or to          or to
                      Direct       Direct           Direct the     Direct the
                      the Vote     the Vote         Disposition    Disposition


Morgan Stanley        380,644       36,012          380,644         36,012
MSLEF I                  0             0               0               0
Fund                     0             0               0               0


Item 5.        Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person.

               N/A

Item 7.        Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on by the Parent Holding Company.

               See Item 4

Item 8. Identification and Classification of Members of the Group.

               N/A

Item 9.        Notice of Dissolution of Group.

               N/A

Item 10.       Certification.

               N/A

                                   SIGNATURE

               After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997



                                  Morgan Stanley Leveraged Equity Fund, L.P.



                                  By:     /s/ Peter R. Vogelsang
                                          ----------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary


                                  Morgan Stanley LEF I, Inc.


                                  By:     /s/ Peter R. Vogelsang
                                          ----------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary

                                  Morgan Stanley Group Inc.


                                  By:     /s/ Peter R. Vogelsang
                                          ----------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary








Attention: Intentional misstatements or omissions of fact constitute Federal Criminal violations (See 18 U.S.C. 10001)